CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A POS of our independent auditor’s report dated April 28, 2025, with respect to the audited balance sheet of PRC Equity Fund I, LLC as of December 31, 2024, and the related statements of operations, changes in member’s deficit, and cash flows for the period from May 22, 2024 to December 31, 2024, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

October 4, 2025